3: LIFEPOINT, INC

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant XX

Filed by a party other than the registrant

Check the appropriate box:

XX Preliminary proxy statement Confidential, for use of

Definitive proxy statement the Commission only

Definitive additional materials (as permitted by Rule

Soliciting material pursuant to Rule 14a-11(c) or 14a-12 14a-6(e)(2) )

LIFEPOINT, INC.

(Name of Registrant as Specified in Its Charter)

LIFEPOINT, INC.

(Name of Person (s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

No fee required. XX

Fee computed on table below per Exchange Act Rules 14a-6 (i) (4) and 0-11.

    Title of each class of securities to which transaction applies:
    Aggregate number of securities to which transactions applies:
    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    Proposed maximum aggregate value of transaction:
    Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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LIFEPOINT, INC.

1205 South Dupont Street

Ontario, CA 91761

CONSENT STATEMENT

This Consent Statement is furnished in connection with the solicitation by the Board of Directors of LifePoint, Inc. (the "Company") of consents from the holders of the Company's Common Stock, $.001 par value (the "Common Stock"), in lieu of holding a Special Meeting of Stockholders and without prior notice, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "GCL"), to the adoption and approval of an Amendment to the Certificate of Designation relating to the Company's Series C Convertible Preferred Stock, $.001 par value (the "Series C Preferred Stock"). Units consisting of shares of the Series C Preferred Stock and Common Stock purchase warrants expiring June 19, 2006 (the "Investor Warrants") were sold by the Company in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), which closed on June 20, June 29 and September __, 2001. The holders of the outstanding shares of the Series C Preferred Stock have already unanimously approved the proposed Amendment. For a description of the changes which the Amendment will effect and other changes to the Investor Warrants held by these holders, see "Summary" and "Amendment to the Certificate of Designation" elsewhere in this Proxy Statement.

This Consent Statement and the enclosed form of consent are first being mailed on or about Tuesday, September 11, 2001, to holders of record of the Common Stock on Friday, September 7, 2001 (the "Record Date"), which has been fixed by the Board of Directors of the Company under the GCL as the record date for the determination of the stockholders entitled to consent. See "The Consent Procedure - Record Date" elsewhere in this Consent Statement.

SUMMARY

Because the following is a summary, it does not contain all of the information that may be important to you as a holder of our Common Stock. You should read the entire Consent Statement carefully before you decide to consent.

Key Questions and Answers

  Who is requesting this consent?

  We, the Board of Directors of the Company, a corporation incorporated under the laws of the State of Delaware, are soliciting your consent as a record holder of our Common Stock on September 7, 2001, the Record Date for this consent solicitation. If you have any questions as to any matter in this Consent Statement, you may write Michele A. Clark, our Chief Accounting Officer, at the Company address given in the heading to this Consent Statement or, because of the time restraints on us to secure your consent, by calling her at (909) 418-3000.

  The Record Date was determined, under applicable Delaware law, as the date established by resolution of the Board of Directors.

  As to what are you, as a holder of the Common Stock, being asked to consent?

  You are being asked to approve the filing of an Amendment to the Company's Certificate of Designation, which is part of the Company's Restated Certificate of Incorporation, relating to the governing terms and conditions of the Company's Series C Preferred Stock. This Amendment, if approved by a majority of the holders of the Common Stock, will make the following changes to the terms and conditions of that security:

Provision	Currently	As Amended

Stock

Price at which a share is converted	$3.50	$3.00

Shares of Common Stock issuable upon conversion of a share of Preferred Stock	10.00	11.67

Vote to effect changes	Majority of outstanding shares	100% of outstanding shares
If such approval is given, then the following changes will become effective with respect to the Investor Warrants:
Provision	Currently	As Amended

Exercise price	$3.50	$3.00

Shares of Common Stock exercisable	10,000	11,167

Exercise price resets	Once each quarter during the first year after issuance	None
  Is any one else's consent required to approve the Amendment?

  A majority of the outstanding shares of the Common Stock must consent (at least 15,785,427 shares out of 31,570,853 shares outstanding on the Record Date). We believe that the holders of at least 10,268,459 shares are already committed to consent affirmatively because of their positions as directors and/or officers of the Company and/or also holders of shares of the Series C Preferred Stock.

  The holders of the Series C Preferred Stock have already unanimously consented to the Amendment, in addition to the Company, so no other consent beside the one being requested here is required.

  What benefit do you, as the holder of the Common Stock, derive from the Amendment becoming effective?

  The holders of the Investor Warrants, which were issued as part of Units with the shares of the Series C Preferred Stock, will give up their right to quarterly resets of their exercise price based on the lowest three closing sales prices of the Common Stock during the 20 trading days preceding each calendar quarter's end during the first year after issuance.

  You will benefit because we will be removing a provision which is not within our control and which gives rise to a strong reason for the holders of these Investor Warrants to "short" the Common Stock at the end of each quarter, just when you may be thinking of selling your own shares. In view of the aggressive shorting of the Common Stock both before and after the Company's sale of these securities, we believe we will have removed a major reason for holders to create an impediment to an orderly market for our Common Stock. On the other hand, the proposed change in the Series C Preferred Stock conversion price from $3.50 to $3.00 has less than a 3% dilutive effect on our existing holders of the Common Stock.

  How do you consent and is there deadline for consenting?

  You consent by completing the enclosed consent card and sending the card in the enclosed envelope to the Transfer Agent for the Common Stock. However, if your shares are held in the name of a broker-dealer, a bank or other financial institution, you must instruct the broker-dealer, bank or other financial institution to consent because it probably does not have the authority to act without your specific instruction and because it is the holder of record of your shares of the Common Stock, only it can consent.

  Assuming that your shares are held in "street name," based on standard broker-dealer proxy consent solicitation procedures, your broker-dealer should send you its form of consent, which form is different from that of the Company, but serves the same purpose. We request that you execute such form promptly and return the form to your broker-dealer in the envelope which it provides. If for any reason the consent form is not sent to you, we request that you call your broker-dealer (preferably its proxy solicitation department, but at least your account manager) and request that you receive such form promptly or direct the broker-dealer in writing to consent on behalf of your shares.

  A similar procedure should be followed if your shares are held of record by a bank or other financial institution.

  Although the applicable Delaware statute under which we are governed would give us until November 6, 2001 to solicit consents, the holders of the Series C Preferred Stock have given us a deadline until only October 10, 2001. Accordingly, if you are a holder of record, we urge you to return the consent card to the Transfer Agent promptly on receipt. If you are the beneficial owner, please send the consent form back to your broker-dealer, bank or other financial institution promptly on receipt and call your account manager or other contact at the broker-dealer, bank or other financial institution to have his or her proxy solicitation department forward the firm's consent with respect to your shares to the Transfer Agent promptly. The Transfer Agent is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204.

  We remind you that, because no meeting will be held, you cannot wait to deliver your consent to an officer or inspector of election at the meeting.

  Your promptly acting will not only give you the benefit described in this Consent Statement, but also will enable the Company to avoid the additional expense and time involved of issuing a new security to achieve the desired result. See "Certificate of Amendment - Reason for Recommending Amendment" elsewhere in this Consent Statement for information as to the benefit to you and the second paragraph under "Consenting Securities-Shares Eligible to Consent" elsewhere in this Consent Statement for a description of what happens if the Company does not meet the October 10th deadline.

  May you revoke your consent once it has been given?

  You may revoke your consent by written notice to the Company, sent to it at the address given in the heading to this Consent Statement, to the attention of Robert W. Berend, our Secretary, at anytime prior to the time when the Company has received affirmative consents from the holders of more than a majority of the shares of the Common Stock outstanding on the Record Date.

  May you receive dissenters' rights of appraisal if the Amendment is approved?

  You have no right of appraisal or other dissenters' rights if the Amendment is approved.

  Why are we using a consent solicitation and not calling a meeting of stockholders?

We decided to use this consent solicitation procedure for three reasons:

    First, we did not want to postpone our Annual Meeting of Stockholders on September 7, 2001 in order to include the proposed Amendment as a proposal to be voted on thereat because of the number of stockholders who had indicated to our officers their intention to attend the Meeting.
    Second, we did not want the Company to incur the expenses of holding another stockholders' meeting so soon after the Annual Meeting.
    Third, having been given by the holders of the Series C Preferred Stock a deadline of October 10, 2001 to obtain the approval of the holders of the Common Stock, we, based on the advice of our counsel, concluded that the consent solicitation procedure could be effected on a more expeditious manner.

CONSENTING SECURITIES

Shares Eligible to Consent

On the Record Date, 31,570,853 shares of the Common Stock, which is the only class entitled to consent on this consent solicitation, were issued, outstanding and entitled to consent. The holders of the Series C Preferred Stock have already unanimously consented to the adoption of the proposed Amendment. Each holder of shares of the Common Stock of record is entitled to cast one vote for each share of the Common Stock held by such stockholder as of the close of business on the Record Date. The affirmative consents of the holders of a majority of the shares of the Common Stock outstanding as the Record Date shall be necessary to approve the proposed Amendment to the Certificate of Designation. Accordingly, the Company must receive the consents from the holders of at least 15,785,427 shares of the Common Stock. All consents, to be effective, must be submitted to the Company no later than November 6, 2001, which is within 60 days of the Record Date, a requirement of the GCL. See "The Consent Procedure - Statutory Basis" elsewhere in this Consent Statement.

However, the holders of the Series C Preferred Stock, as a condition to their approval of the Amendment, required the Company to obtain approval by the holders of the Common Stock of the Amendment on or before October 10, 2001. In the event the requisite consents are not obtained by that date, the Company is obligated, within five days thereafter, to offer the holders of the Series C Preferred Stock the right to exchange their shares of the Series C Preferred Stock for a new of Series D of the Company's Preferred Stock, $.001 par value, containing the terms proposed to be implemented by the Amendment. Those holders making the exchange would also exchange their Investor Warrants for Common Stock purchase warrants effecting the changes described herein. See the sections "Proposed Changes to the Series C Preferred Stock" and "Proposed Changes to the Investor Warrants" under the caption "Amendment to Certificate of Designation" for information as to the proposed changes.

Revocation of Consent

A consent may be revoked by delivering a written notice of revocation to the Company (Attention: Robert W. Berend, Secretary) at its principal executive office, or by a subsequently dated proxy, at any time prior to the time when the Company has received consents from the holders of more than a majority of the outstanding shares of the Common Stock. See "The Consent Procedure-Revocation" elsewhere in this Consent Statement. The principal executive office of the Company is located at the address in the heading to this Proxy Statement.

"Street Name" Securities

Rules 576 and 577 of the American Stock Exchange LLC (the "AMEX"), on which Exchange the Common Stock has been traded since April 19, 2000, permit a member firm to vote on certain matters (as, for example, the non-contested election of directors) if the member firm holds the shares of the Common Stock for a beneficial owner and receives no instructions to the contrary by the tenth day before a meeting of stockholders, provided that the beneficial owner has received the proxy material at least 15 days before the meeting. However, under the AMEX Rules, the beneficial owners must give specific instructions to the member firm to consent to an action like thIS proposed Amendment to the Certificate of Designation.

Rules 451 and 452 of the New York Stock Exchange, Inc. (the "NYSE") permit a member firm to vote on certain matters (as, for example, the non-contested election of directors) if the member firm holds the shares of the Common Stock for a beneficial owner and receives no instructions to the contrary by the tenth day before the Meeting. HOWEVER, under the NYSE Rules the beneficial owner must give specific instructions to the member firm to consent to an action like thIS proposed Amendment to the Certificate of Designation.

The Company, accordingly, urges each beneficial owner to instruct the member firm which holds of record the stockholder's shares of the Common Stock to consent to the proposed Amendment to the Certificate of Designation relating to the Series C Preferred Stock. SUCH INSTRUCTION CAN BE GIVEN BY COMPLETING THE MEMBER FIRM'S FORM OF CONSENT, RETURNING THE CONSENT FORM PROMPTLY TO THE MEMBER FIRM AND URGING THE MEMBER FIRM TO SEND ITS CONSENT TO THE TRANSFER AGENT PROMPTLY OR GIVING SUCH CONSENT AND REQUEST IN WRITING TO THE MEMBER FIRM.

No Appraisal or Dissenters' Rights

A stockholder shall have no right to receive payment for his, her or its shares as a result of stockholders' approval of the proposed Amendment to the Certificate of Designation relating to the Series C Preferred Stock.

Interest of Certain Persons

Each of the persons who has served as a director or as an executive officer of the Company since April 1, 2000 (i.e., the beginning of the last fiscal year of the Company) has no substantial interest, direct or indirect, by security holdings or otherwise, in consenting to the adoption of the proposed Amendment to the Certificate of Designation relating to the Series C Preferred Stock other than Linda H. Masterson, the Chairman of the Board, the President, the Chief Executive Officer and a director of the Company, and Paul Sandler, a director of the Company, each of whom through entities also own shares of the Series C Preferred Stock.

All of the directors and officers of the Company who own shares of the Common Stock have advised the Company that they will consent, or have consented, to the proposed Amendment to the Certificate of Designation. Accordingly, the Company is assured of receiving consents from the holders of at least 2,579,083 shares of the Common Stock. In addition, the General Conference Corporation of Seventh-day Adventists, which holds shares of the Series C Preferred Stock, has advised the Company that it and its affiliate will consent as to an aggregate of 5,915,129 shares of the Common Stock. Other holders of shares of the Series C Preferred Stock have also advised the Company that they and their affiliates will consent as to an aggregate of 1,798,403 shares of the Common Stock. Accordingly, the Company has received, or expects to receive, consents from the holders of an aggregate of 10,292,615 shares of the Common Stock or approximately 65.2% of the 15,785,427 shares required to consent to the proposed Amendment.

AMENDMENT TO CERTIFICATE OF DESIGNATION

Requested Consent

The Board of Directors is requesting that the holders of record of the Common Stock on the Record Date consent to the adoption of the following resolution:

"RESOLVED, the holders of at least a majority of the outstanding shares of the Common Stock, $.001 par value, of LifePoint, Inc. (the "Company"), do hereby consent, in lieu of holding a meeting and without prior notice, pursuant to Section 228 of the General Corporation Law of the State of Delaware, to the filing of an Amendment to the Certificate of Designation filed on June 20, 2001 (which is part of the Company's Restated Certificate of Incorporation) relating to the Company's Series C Convertible Preferred Stock, $.001 par value (the "Series C Preferred Stock"), providing that (1) the Fixed Conversion Price shall be reduced from $3.50 to $3.00 per share; (2) each share of the Series C Preferred Stock shall be convertible into 11.67 shares of the Common Stock and not 10 shares; and (3) the consent of all of the then outstanding shares of the Series C Preferred Stock, not a majority of the then outstanding shares, shall be required for approval of any further amendment or change affecting the rights, powers, privileges, preferences, participations, qualifications and limitations of the then holders of the Series C Preferred Stock."

If the holders of at least a majority of the outstanding shares of the Common Stock consent to the adoption of the foregoing resolution, then the Board of Directors also intends to integrate the Certificate of Designation as so amended and the Restated Certificate of Incorporation, as currently in effect, into a single instrument, as well as to eliminate all references to the Company's Series B 20% Cumulative Convertible Preferred Stock, .001 par value (the "Series B Preferred Stock"), the last outstanding shares of which were surrendered to the Company on June 29, 2001 in payment for Units (as defined in the succeeding section "Private Placement" under this caption "Amendment to the Certificate of Designation"). Section 151(g) of the GCL permits the Board to cancel the designation of the Series B Preferred Stock without obtaining the approval of stockholders. Section 245(b) of the GCL permits the Board to adopt this restatement of the Company's Restated Certificate of Incorporation also without obtaining the further approval of the stockholders.

Private Placement

On June 20, 2001, the Company sold, at $35,000 per Unit, to eleven investors an aggregate of 228.007 Units, each Unit consisting of 1,000 shares of a newly-designated series of the Preferred Stock designated as the Series C Preferred Stock and an Investor Warrant to purchase 10,000 shares of the Common Stock at $3.50 per share.

430,000 shares of the 3,000,000 authorized shares of the Preferred Stock were designated as the Series C Preferred Stock in order to cover not only the original sale by the Company, but also subsequent sales during the 90 days after the original issuance on June 20, 2001. On June 29, 2001, an additional 85.713 Units were sold at the same purchase price per Unit to the three holders of the Company's then Series B Preferred Stock, which holders surrendered such shares and the related Common Stock purchase warrants as the payment for such Units. Such three holders were among the eleven purchasers on June 20, 2001.

On September __, 2001, the Company sold an additional 58 Units at the same purchase price per Units. As a result, the Company, as of the Record Date, had sold an aggregate of 371.720 Units for gross proceeds of $13,010,200. Accordingly, as the Record Date, there were outstanding an aggregate of 371,720 shares of the Series C Preferred Stock and Investor Warrants to purchase an aggregate of 3,717,200 shares of the Common Stock.

Current Provisions of the Series C Preferred Stock

  General

Pursuant to an escrow agreement, 50% of the proceeds, the shares of the Series C Preferred Stock and the Investor Warrants are held in escrow, to be released upon achievement by the Company of the following two milestones:

    (i) confirmation that the Company has sold at least an additional 57 Units for an aggregate of at least 371 Units (which has already been completed) and (ii) receipt of validation from an independent third party, which is selected by 70% of the holders owning 42,857 shares or more of the Series C Preferred Stock, that the IMPACTTM Test System, the Company's first product, produces data and functions as expected to be outlined in a 510(k) application to be submitted to the U.S. Food and Drug Administration, both of these goals to be achieved on or prior to December 31, 2001, and confirmation that the Company has received bona fide orders for the sale of the IMPACT Test System in an amount not less than $250,000 on or prior to March 31, 2002.

Any holder of the Series C Preferred Stock may, at any time, waive compliance with either milestone and receive a release from escrow. A holder when acquiring the Units may also waive the escrow. Purchasers of 45 of the 52 Units purchased on September __, 2001 waived having their shares of the Series C Preferred Stock and Investor Warrants and their purchase price amounts held in escrow. The second milestone does not become operational unless the first milestone is achieved or compliance therewith is waived by the holders whose securities are still held in escrow. Upon non-achievement of a milestone, a holder can request that its purchase price then held in escrow be refunded to the holder. In such event the related shares of the Series C Preferred Stock and Investor Warrant or Warrants would be cancelled.

As of the Record Date, $5,935,200 of the purchase price amounts paid for the Units, 169,875 shares of the Series C Preferred Stock and Investor Warrants to purchase an aggregate of 1,698,570 shares of the Common Stock were held in escrow.

The Series C Preferred Stock is senior to any other series of the Preferred Stock hereafter designated and the Common Stock (collectively the "Junior Stock") with respect to dividends, upon redemption and upon liquidation. Except as may be consented to by the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock, (a) no dividends or other distributions may be paid on the Junior Stock (other than dividends on the Common Stock in shares), (b) no shares of the Junior Stock may be redeemed; and (c) the Company may not distribute to the holders of the Junior Stock any assets upon liquidation, dissolution or winding up of the Company until the holders of the Series C Preferred Stock have received $35.00 per share (i.e., the Stated Value of a share of the Series C Preferred Stock) and any accumulated but unpaid Premium (as defined in the second succeeding subsection).

Redemptions of Premium and other redemptions may be made only if legally permissible under the GCL. Because the Company currently has sufficient "surplus" as interpreted under the GCL, the Company should be able to make these redemptions on a current basis; however, continuance of operational losses in the future, as currently anticipated, could create a problem at some point in the future if the surplus was insufficient.

  Dividends

  There will be no dividends payable on the Series C Preferred Stock.

  Premium

On the last date of each of the Company's fiscal quarters, commencing September 30, 2001, in which shares of the Series C Preferred Stock are outstanding, the Company is required to redeem all accrued and unpaid Premium as of such date. Premium is defined to be an amount equal to the product of (a) 10% (5% after June 20, 2004), (b) the quotient of the number of days since the last redemption of Premium and 365 and (c) the Stated Value (i.e., $35.00 per share). The redemption is to be effected by the issuance of a number of shares of the Common Stock to each holder of the Series C Preferred Stock equal to the quotient obtained by dividing the aggregate amount of Premium then due on the shares of the Series C Preferred Stock held by such holder on such date by the Market Price on such date.

Market Price is calculated as an average over a 20-trading-day period and will be determined as follows:

    if the Common Stock is then listed on a national securities exchange or quoted on The Nasdaq Stock Market ("Nasdaq"), the Market Price will mean the average of the closing sale prices reported on the exchange or quoted for Nasdaq on each trading day during such 20-trading-day period as reported by Bloomberg Financial Services (or a comparable service) or if the Common Stock is not then listed on an exchange or quoted on Nasdaq, the Market Price will mean the average of the closing bid and asked prices for the Common Stock on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. or in the pink sheets as reported by Bloomberg Financial Services (or a comparable service) or, if no such price is available, as determined by an investment banking firm selected by the Company and reasonably acceptable to the holders of a majority of the outstanding shares of the Series C Preferred Stock.

  Conversion

  A share of the Series C Preferred Stock is initially convertible at a fixed conversion price of $3.50 per share (the "Fixed Conversion Price") into ten shares of the Common Stock. On June 20, 2004, the conversion price becomes the lesser of the Fixed Conversion Price or the Market Price on such anniversary date for any shares still outstanding. If all 371,720 shares of the Series C Preferred Stock which were outstanding on the Record Date were converted at the Fixed Conversion Price, the Company would issue 3,717,200 shares of the Common Stock. The number of shares of the Common Stock issuable upon conversion and the conversion price will be adjusted in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of the Common Stock or a similar event. If the Company sells shares of the Common Stock (or a security convertible or exercisable into shares of the Common Stock) for a purchase price less than the then conversion price, the conversion price shall be reduced to such purchase price. Upon conversion, whether optional or mandatory as described in this and the succeeding three paragraphs, a holder is entitled to all accumulated but unpaid Premium to the date of conversion.

  The Company can compel conversion of the Series C Preferred Stock if conversion is required by an investment banker in an underwritten offering which will provide to the Company net proceeds of at least $20,000,000 and the offering price to the public, net of underwriting discounts and commissions, is not less than $10.00 per share of the Common Stock.

  In the event that the Market Price of the Common Stock for any ten consecutive trading days is at or above $7.50, $8.50, $9.50, $10.50 and $11.50, respectively, the Company can compel conversion of not more than 20% of the then outstanding shares of the Series C Preferred Stock. Once the Company compels conversion at a trigger price, it can only compel conversion at the next higher trigger price. For the Company to utilize the mandatory conversion right described in this paragraph or the preceding paragraph, the Common Stock must still be listed on the AMEX (or the NYSE) or quoted on Nasdaq and the Company must not be in default.

  If the Common Stock is suspended from trading or not listed on the AMEX which it currently is (or the NYSE), or quoted on Nasdaq for an aggregate of ten full trading days during any nine-month period, each holder of the Series C Preferred Stock may, at its option, convert its shares and, if the Market Price of the Common Stock is less than the then conversion price, the conversion price shall be such Market Price.

  Redemption

  In certain default situations, such as (a) the Company's failure to make timely deliveries (after a grace period) of certificates for shares of the Common Stock following conversions of shares of the Series C Preferred Stock; (b) the Company's default (after a grace period) in fulfilling its obligations under a registration rights agreement with the purchasers of the Series C Preferred Stock; and (c) the Company's material breach of its agreements with such purchasers (after a grace period to cure), or if the Company (1) sells all of its assets, (2) merges where it is not the survivor or (3) has 50% of its voting power owned by one person, entity or group other than its current affiliates, any holder of the Series C Preferred Stock may demand that the Company redeem, for cash, its shares at a specified penalty redemption price, plus accrued and unpaid Premium.

  The Company may, at its option, redeem the shares of the Series C Preferred Stock at its Stated Value plus accrued but unpaid Premium, if the closing sales price of the Common Stock is less than $3.50 per share for 11 or more consecutive trading dates. If the Company exercises such option, a holder receives an Investor Warrant to purchase .875 of a share of the Common Stock for each share of the Series C Preferred Stock redeemed.

  The Company may also, at its option, redeem the shares of the Series C Preferred Stock at its Stated Value, plus accrued but unpaid Premium, on and after June 20, 2004. The Common Stock must be listed on the AMEX or the NYSE or quoted on Nasdaq for the Company to redeem as provided in this paragraph or the proceeding paragraph and not be in default.

  Reacquired Shares

  Shares of the Series C Preferred Stock which have been converted, redeemed or reacquired by the Company in any manner will, upon compliance by the Company with the GCL, have the status of authorized and unissued shares of the Preferred Stock not constituting part of any series of the Preferred Stock.

  Fractional Shares

  No fractional shares will be issued upon either conversion of a share of the Series C Preferred Stock or upon redemption of Premium in shares of the Common Stock. Instead the fractional share will be disregarded and the number of shares of the Common Stock issuable shall be rounded up or down to the nearest whole share.

  Voting Rights

The holders of shares of the Series C Preferred Stock have no voting rights except as otherwise provided by the GCL.

Whenever the holders of shares of the Series C Preferred Stock have been granted by law the right to vote separately as a class, or if the Company requires the consent of the holders to some action, the vote of the holders of at least a majority of the then outstanding shares will be required for approval.

  Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each holder of shares of the Series C Preferred Stock will be entitled to receive out of the assets available for distribution to stockholders an amount equal to $35.00 per share (i.e., the Stated Value). Each holder will also receive, as a preferential payment, a sum equal to all accrued but unpaid Premium, if any. After payment in cash to the holders of the shares of the Series C Preferred Stock of the full preferential amounts fixed by the Certificate of Designation as described in this paragraph, such holders will have no right or claim to any of the remaining assets of the Company.

Investor Warrants

The Investor Warrants are initially exercisable at $3.50 per share. The exercise price and the number of shares of the Common Stock are subject to adjustment in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of the Common Stock or a similar event. If the Company sells shares of the Common Stock (or a security convertible or exercisable into shares of the Common Stock) for a purchase price less than the then conversion price, then the exercise price of the Investor Warrant shall be reduced to such exercise price.

In addition, the exercise price for an outstanding Investor Warrant shall be reset at the end of each quarter during the first year after the date of original issuance (a "Reset Date") to the lesser of (i) the exercise price then in effect on the day preceding the Reset Date and (ii) the average of the three lowest closing sales prices of the Common Stock during the 20 consecutive trading days prior to the Reset Date.

An Investor Warrant may be exercised on a "cashless" basis, i.e., by the surrender of shares of the Common Stock having a market price value equal to the aggregate exercise price of the shares as to which the Warrant is being exercised.

Proposed Changes to the Series C Preferred Stock

If the proposed Amendment to the Certificate of Designation is approved by the holders of at least a majority of the outstanding shares of the Common Stock, then the following changes will become effective upon filing of the Amendment pursuant to the GCL:

    The Fixed Conversion Price will become $3.00 per share and not $3.50 per share.
    Each share of the Series C Preferred Stock will be convertible into 11.67 shares of the Common Stock and not 10 shares.
    The consent of all of the then outstanding shares of the Series C Preferred Stock shall be necessary to approve any changes or amendments to the relative rights, powers, privileges, preferences, participations, qualifications and limitations of the Series C Preferred Stock and not the consent of the holders of a majority of the outstanding shares.

Assuming that (1) the Amendment to the Certificate of Designation is approved by the holders of the Common Stock and becomes effective under the GCL upon filing, (2) there is no anti-dilution adjustment to the Fixed Conversion Price (see the section "Current Provisions of the Series C Preferred Stock - (4) Conversion" under this caption "Amendment to Certificate of Designation") and (3) all of the shares of the Series C Preferred Stock which are currently held in escrow are released to the holders (see the section "Current Provisions of the Series C Preferred Stock - (1) General" under this caption "Amendment to Certificate of Designation"), the Company would issue an aggregate of 4,337,972 shares of the Common Stock and not 3,717,200 shares if all of the shares of the Series C Preferred Stock were converted. The foregoing amounts do not give effect to any shares of the Common Stock which would be issued upon redemptions of Premium with respect to the shares of the Series C Preferred Stock, which amount may only be estimated because the Company does not know when the conversions will occur (see the section "Current Provisions of the Series C Preferred Stock - (3) Premium" under this caption "Amendment to Certificate of Designation"). The sooner a holder converts, the less shares of the Common Stock will be issued on redemption of Premium.

Proposed Changes to the Investor Warrants

The Company and the holders of all the outstanding Investor Warrants have agreed to the following changes to the Investor Warrants:

    The exercise price becomes $3.00 and not $3.50 per share.
    Each Investor Warrant is exercisable as to 11,670 shares of the Common Stock.
    The Investor Warrants will not be subject to any resets to their exercise price.

Assuming that (1) the Amendment to the Certificate of Designation is approved by the holders of the Common Stock and becomes effective under the GCL upon filing, (2) there is no anti-dilution adjustment to the exercise price of the Investor Warrants (see the section "Investor Warrants" under this caption "Amendment to Certificate of Designation") and (3) all of the Investor Warrants held in escrow are released to the holders (see section "Current Provisions of the Series C Preferred Stock - (1) General" under this caption "Amendment to Certificate of Designation"), the Company would issue an aggregate of 4,337,972 shares of the Common Stock and not 3,717,200 shares if all of the Investor Warrants were exercised.

Proposed Changes to the Escrow Arrangement

Because the escrow agreement, when executed, referred to an initial sale by the Company of at least 314 Units and the purchasers only acquired 313.720 Units and also referred to the Company being required to sell at least an additional 57 Units for a total of 371 Units, the escrow agreement was amended to refer to initial sales of at least 313.720 Units and additional sales of at least 57 Units to raise the total sales to 370.720 Units.

Having fulfilled its obligation to sell at least 370,720 Units within 90 days of the initial closing on June 20, 2001, the Company must now only fulfill the two operational milestones described in the section "Current Provisions of the Series C Preferred Stock - (1) General" under this caption "Amendment to Certificate of Designation" for the Company to avoid refunding the purchase price amounts held in escrow ($5,725,200 as of the Record Date), assuming no waiver of compliance by the holders. The Company believes that it will achieve these milestones by the required dates; however, there can be no assurance that it will achieve either or both by the required deadlines.

Changes to Registration Rights

The Company had agreed to register under the Securities Act of 1933, as amended (the "Securities Act"), for resale by the holders their shares of the Common Stock to be received upon conversions of shares of the Series C Preferred Stock, exercises of Investor Warrants and redemptions of Premium. The Company, on July 20, 2001, filed Registration Statement on Form S-3, File No. 333-65540 (the "Registration Statement"), under the Securities Act for such purpose.

The Company has obtained the consents of the holders of the Series C Preferred Stock and the Investor Warrants to delay seeking effectiveness of the Registration Statement under the Securities Act in order to add the additional investors and to reflect the negotiated changes discussed in this Consent Statement. This change will help the Company avoid paying penalties to the holders because of the delay.

Reason for Recommending Amendment

By eliminating the quarterly reset provision in the Investor Warrants during the first year, the Company has removed a reason for holders "shorting" the Common Stock. Unlike the other anti-dilution provisions in the Series C Preferred Stock and the Investor Warrants which require the Company to sell shares of the Common Stock (or a security convertible or exercisable into the Common Stock) at a purchase price lower than the Fixed Conversion Price or the exercise price for there to be a reduction in such prices, which are both under the control of the Company, these reset provisions are based on the three lowest market prices during the 20-trading-day period preceding the end of each quarter. See the section "Investor Warrants" under this caption "Amendment to the Certificate of Designation." In view of the volatility in the stock market generally and the aggressive shorting of the Common Stock during recent months, the Board considered elimination of the reset provisions, and the incentive to "short" the Common Stock, in the Investor Warrants to be a significant benefit to the Company and its stockholders. On the other hand, the proposed change in the Fixed Conversion Price of the Series C Preferred Stock from $3.50 to $3.00 has less than a 3% dilutive effect on the existing stockholders.

Recommendation

FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS CONSENT TO AMENDING THE CERTIFICATE OF DESIGNATION RELATING TO THE SERIES C PREFERRED STOCK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information with respect to (1) any person known to the Company who beneficially owned more than 5% of the Common Stock, (2) each director of the Company, one of whom is a nominee for election at the Meeting, (3) the Chief Executive Officer of the Company and (4) all directors and executive officers as a group. Each beneficial owner who is a natural person has advised the Company that he or she has sole voting and investment power as to the shares of the Common Stock, except that, until a Common Stock purchase warrant or a stock option is exercised, there is no voting right.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)

General Conference Corporation 6,547,849(2) 20.4% of Seventh-day Adventists 12501 Old Columbia Pike Silver Spring, MD 20804-6600
Jonathan J. Pallin (3) 3,185,589(4) 10.0% 722 Starlight Heights Drive La Canada, CA 91011
Linda H. Masterson (5) 1,776,370(6) 5.6% 1205 South Dupont Street Ontario, CA 91761
Peter S. Gold (7) 912,090(8) 2.9% 16027 Ventura Blvd., Suite 601 Encino, CA 91436
Paul Sandler (7) 216,011(9) nil 533 West Hatcher Road Phoenix, Arizona 85021
Charles J. Casamento(10) 4,374(11) 0 99 Belbrook Way Atherton, CA 94027
Stan Yakatan(10) 4,374(11) 0 635 Euclid Avenue, Unit 110 Miami Beach, FL 33139

_________________

(1) The percentages computed in this column of the table are based upon 31,570,853 shares of the Common Stock which were outstanding on the Record Date. Effect is given, pursuant to Rule 13d-3(l)(i) under the Securities Exchange Act of 1934, as amended, to shares issuable upon the exercise of the Common Stock purchase warrants (including the Investor Warrants) and the stock options (the "Options") which are currently exercisable or exercisable within 60 days of the Record Date and to the shares issuable upon the conversion of shares of the Series C Preferred Stock which are currently convertible or convertible within 60 days of the Record Date.

(2) The shares of the Common Stock reported in the table include (a) 240,000 shares issuable upon the exercise by this holder and its affiliate at $3.00 per share of a Common Stock purchase warrant expiring February 28, 2005; (b) 142,860 shares issuable upon the conversion of 14,286 shares of the Series C Preferred Stock; and (c) 142,860 shares issuable upon the exercise as $3.50 per share of Investor Warrant. The shares of the Common Stock reported in the table do not include (x) an aggregate of 142,850 shares to be issued upon the conversion of an aggregate of 14,850 shares of the Common Stock and (y) an aggregate of 142,850 shares issuable upon the exercises of two Investor Warrants, the shares of the Series C Preferred Stock and the Investor Warrants described in (x) and (y) being held in escrow as of the Record Date.

(3) A director of the Company from October 31, 1997 to March 3, 2000 and the Chairman of the Board from October 31, 1997 to January 8, 1999.

(4) The shares of the Common Stock reported in the table reflect (a), based on public reports, 2,879,300 shares of the 5,575,306 shares acquired by Meadow Lane from SAT on October 29, 1997, of which 4,325,306 shares were initially distributed to Mr. Pallin, and (b) 306,289 shares of the 666,289 shares issuable upon the exercise of a Common Stock purchase warrant expiring January 7, 2003 (the "Meadow Lane Warrant") exercisable at $.50 per share granted to Meadow Lane. Mr. Pallin was one of the two members of Meadow Lane and received the shares and a portion of the Meadow Lane Warrant as a distribution from Meadow Lane.

(5) A director of the Company since May 31, 1996; effective August 1, 1996, its President; effective May 23, 1997, its Chief Executive Officer; and, effective June 16, 2000, its chairman of the Board.

(6) The shares reported in this table as being beneficially owned by Ms. Masterson are held, or, following exercise, will be held, by Robert P. Masterson and Linda H. Masterson, Trustees of the Masterson Family Trust, dated September 23, 2000, and include (a) 37,500 shares issuable upon the partial exercise at $.50 per share of an Option expiring August 13, 2007; (b) 75,000 shares issuable upon the exercise at $.50 per share of an Option also expiring April 13, 2007; (c) 75,000 shares issuable upon the exercise at $.50 per share of an Option also expiring April 13, 2007; (d) 13,316 shares issuable upon the partial exercises at $.50 per share of an Option expiring June 29, 2008; and (e) 25,000 issuable upon the exercise at $1.67 per share of an Option expiring October 9, 2009. Of the shares reported in the table, 1,075,554 shares will not be released from escrow to Ms. Masterson until her two Notes to the Company in the aggregate principal amount of $1,839,475 are paid. The shares of the Common Stock reported in the table do not include (u) an aggregate of 75,434 shares subject to the foregoing Options as to which the Options were not exercisable at the Record Date or within 60 days thereafter; (w) 120,000 shares issuable upon the exercise at $6.00 per share of an Option expiring October 19, 2010 which was not exercisable at the Record Date or within 60 days thereafter; (x) an aggregate of 1,500,000 shares issuable upon the exercises at $1.72 per share of three Common Stock purchase warrants expiring December 31, 2006, March 31, 2007 and October 9, 2008 which were not exercisable at the Record Date or within 60 days thereafter; (y) 90,000 shares issuable upon conversion of 9,000 shares of the Series C Preferred Stock, without giving effect to the proposed Amendment to the Certificate of Designation; and (z) 90,000 shares issuable upon the exercise of an Investor's Warrant without giving effect to the other changes contemplated by the proposed Amendment (see the sections "Proposed Changes to the Series C Preferred Stock" and "Proposed Changes to the Investor Warrants" under the caption "Certificate of Amendment" elsewhere in this Consent Statement).

(7) A director of the Company since December 5, 1997.

(8) The shares of the Common Stock reported in the table include (a) an aggregate of 200,000 shares issuable upon the exercise of two Common Stock purchase warrants expiring November 4, 2002, one for 100,000 shares exercisable at $.50 per share and the other exercisable at $1.00 per share; (b) 8,758 shares issuable upon the exercise at $1.81 per share of an Option expiring April 15, 2009; and (c) 3,332 shares issuable upon the exercise at $3.22 per share of an Option expiring April 15, 2010. The shares of the Common Stock reported in the table do not include (x) an aggregate of 12,910 shares subject to the foregoing Options as to which the Options were not exercisable at the Record Date or within 60 days thereafter and (y) 10,000 shares issuable upon the exercise at $4.09 per share of an Option expiring April 15, 2011.

(9) The shares of the Common Stock reported in the table include (a) 8,758 shares issuable upon the exercise at $1.81 per share of an Option expiring April 15, 2009; (b) 3,332 shares issuable upon the exercise at $3.22 per share of an Option expiring April 15, 2010; and (c) 3,921 shares issuable upon the exercise at $2.55 per share of an Option expiring January 20, 2010. The shares of the Common Stock reported in the table do not include (x) an aggregate of 12,910 shares subject to two of the foregoing Options as to which the Options were not exercisable at the Record Date or within 60 days thereafter; (w) 3,183 shares issuable upon the exercise at $3.77 per shares of an Option expiring December 14, 2010; (x) 10,000 shares issuable upon the exercise at $4.09 per share of an Option expiring April 15, 2011, (y) 90,000 shares issuable upon conversion of 9,000 shares of the Series C Preferred Stock, without giving effect to the proposed Amendment to the Certificate of Designation; and (z) 90,000 shares issuable upon the exercise of an Investor's Warrant without giving effect to the other changes contemplated by the proposed Amendment (see the sections "Proposed Changes to the Series C Preferred Stock" and "Proposed Changes to the Investor Warrants" under the caption "Certificate of Amendment" elsewhere in this Consent Statement).

(10) A director of the Company since June 16, 2000.

(11) The shares of the Common Stock reported in the table reflect 4,374 shares issuable upon the exercise at $6.5625 per share of an Option expiring June 15, 2010. The shares of the Common Stock reported in the table do not reflect (x) 10,636 shares subject to the foregoing Option as to which the Option was not exercisable at the Record Date or within 60 days thereafter and (y) 10,000 shares issuable upon the exercise at $3.48 per share of an Option expiring June 15, 2011.

(12) The shares of the Common Stock reported in the table include (a) those issuable upon the exercise of the Common Stock purchase warrants and the Options described in Notes (6), (8), (9) and (11) to the table, (b) an aggregate of 113,444 shares issuable to an executive officer upon his exercises at $.50 per share of four Options each expiring March 20, 2008 and a fifth Option expiring June 30, 2008; (c) 6,250 shares issuable to the same executive officer upon the exercise at $1.67 per share of an Option expiring October 9, 2009; (d) 9,369 shares issuable to a second executive officer upon her exercise at $1.81 per share of an Option expiring April 15, 2009; (e) 9,369 shares issuable to such second executive officer upon her exercise at $1.87 per share of an Option expiring November 16, 2009; (f) an aggregate of 54,677 shares issuable to a third executive officer upon his exercises at $2.83 per share of three Options each expiring January 20, 2010; and (g) an aggregate of 21,250 shares issuable to a fourth executive officer upon his exercises at $4.81 per share of three Options each expiring August 24, 2010. The shares of the Common Stock reported in the table do not include (q) an aggregate of 117,824 shares issuable to the first executive officer upon his exercises of the five Options described in (b); (u) 6,250 shares issuable to the first executive officer upon his exercise of the Option described in (c); (v) 20,844 shares issuable to the second executive officer upon her exercise of the Option described in (d); (w) 43,131 shares issuable to the second executive officer upon her exercise of the Option described in (e); (x) an aggregate of 75,323 shares issuable to the third executive officer upon his exercises of the three Options described in (f); (y) an aggregate of 63,750 shares issuable to the fourth executive officer upon his exercises of the three Options described in (g); and (z) 100,000 shares issuable to a fifth executive officer upon his exercise at $3.85 per share of an Option expiring June 7, 2011, none of the Options described in this sentence being exercisable at the Record Date or within 60 days thereafter.

THE CONSENT PROCEDURE

Statutory Basis

Unless a corporation's certificate of incorporation otherwise provides, which the Company's Certificate of Incorporation does not, Section 228 of the GCL permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present. Under the applicable provision of the GCL, such action is effective when written consents from holders of record of the minimum number of shares of the Common Stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the record date for consents established by the corporation's board of directors.

The affirmative consents of the holders of a majority of the outstanding shares of the Common Stock on the Record Date shall be necessary to approve the proposed Amendment to the Company's Certificate of Designation.

Record Date

The record date for a consent solicitation is fixed by the Company's Board of Directors in connection with its approval of the proposed Amendment. The Board of Directors set September 7, 2001 as the Record Date.

The consents being solicited by the Company will only be effective until November 6, 2001, i.e., within 60 days of the Record Date as required by the GCL.

Notice to Other Stockholders and Restated Certificate

If the proposal to amend the Certificate of Designation is approved by the holders of more than a majority of the outstanding shares of the Common Stock, the Company will give prompt notice thereof pursuant to Section 228(d) of the GCL to holders of the Common Stock who have not executed consents to the action taken.

Following the sending of the notice, the Company will file the Amendment to the Certificate of Designation in the State of Delaware pursuant to the GCL. The Board of Directors also intends to integrate the Certificate of Designation as so amended and the Restated Certificate of Incorporation, as currently in effect, into a single instrument, as well as to eliminate all references to the Company's Series B Preferred Stock, the last outstanding shares of which were surrendered to the Company on June 29, 2001 in payment for Units. Both of these actions are permitted by the GCL without further stockholder approval. See the section "Private Placement" under the caption "Certificate of Amendment" elsewhere in this Consent Statement.

UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE COMMITTEE'S PROPOSALS. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT ON HIS OR HER BEHALF.

Rules 576 and 577 of the AMEX, on which Exchange the Common Stock has been traded since April 19, 2000, permit a member firm to vote on certain matters (as, for example, for the non-contested election of directors) if the member firm holders the shares of the Common Stock for a beneficial owner and receives no instructions to the contrary by the tenth day before the Meeting, provided that the beneficial owner has received the proxy material at least 15 days before the Meeting. HOWEVER, THE MEMBER FIRM MUST RECEIVE INSTRUCTIONS FROM THE BENEFICIAL OWNER TO CONSENT TO THE PROPOSED AMENDMENT.

Rules 451 and 452 of the NYSE are similar to the AMEX Rules cited in the previous paragraph, except there is no requirement that the proxies be received a specified number of days before the meeting. LIKE THE AMEX RULES, A MEMBER FIRM MUST RECEIVE

INSTRUCTIONS FROM THE BENEFICIAL OWNER TO CONSENT TO THE PROPOSED AMENDMENT.

The Board of Directors of the Company is soliciting the written consent referred to herein and the consent card should be returned to the Company c/o U.S. Stock Transfer Corporation, the Transfer Agent for the Common Stock, in the enclosed envelope.

Revocation

An executed consent card may be revoked at any time before expiration by making, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation should be delivered to LifePoint, Inc., 1205 South Dupont Street, Ontario, CA 91761, Attention: Robert W. Berend, Secretary.

Once the Company has received consents approving the proposed Amendment to the Certificate of Designation from the holders of at least a majority of the outstanding shares of the Common Stock, consents previously delivered may not be revoked.

FINANCIAL STATEMENTS

Audited

The following audited financial statements and related management's discussion and analysis appear in the Company's Annual Report on Form 10-K (the "Form 10-K") and the Company's 2001 Annual Report to Stockholders (the "Annual Report") and are incorporated herein by this reference. A copy of the Annual Report was sent to each stockholder of record as of August 3, 2001. If you have not received a copy, a copy of the Annual Report and/or the Form 10-K may be obtained by writing or calling Michele A. Clark, the Controller and Chief Accounting Officer of the Company, at 1205 South Dupont Street, Ontario, CA 91761 or (909) 418-3000.

Page in

Item Form 10-K

  Management's Discussion and Analysis of Financial Condition and

  Results of Operations 21

  Report of Independent Auditors F-1
  Report of Wolinetz, Gottlieb & Lafazan, P.C. F-2
  Balance Sheets at March 31, 2001 and 2000 F-3

  Page in

  Item Form 10-K

  Statements of Operations for the Years Ended March 31, 2001, 2000 and 1999 and

  for the Period from October 8, 1992 (Inception) to March 31, 2001 F-4

  Statements of Stockholders' Equity for the Period October 8, 1992 (Inception) to

  March 31, 2001 F-5

  Statements of Cash Flows for the Year Ended March 31, 2001, 2000 and 1999 and

  for the Period from October 8, 1992 (Inception) to March 31, 2001 F-6

  Notes to Financial Statements F-8

Unaudited

The following unaudited financial statements and related management's discussion and analysis, all of which appear in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, are incorporated herein by reference to Appendix A hereto:

Item Page in

Appendix A

1. Balance Sheet at June 30, 2001 and March 31, 2001 A-1

2. Statements of Operations for the three months ended June 30, 2001 and 2000 and for the Period from October 8, 1992 (Inception) to June 30, 2001 A-2

3. Statements of Cash Flows for the three months ended June 30, 2001 and 2000 and for the Period from October 8, 1992 (Inception) to June 30, 2001 A-3

4. Notes to Financial Statements A-5

5. Management's Discussion and Analysis of Financial Condition and

Results of Operations A-9

MISCELLANEOUS

The solicitation of consents on the enclosed form of consent is made by and on behalf of the Board of Directors of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, consents may be solicited personally, or by telephone, telegraph or E-Mail, by the officers or directors of the Company.

Stockholders' proposals for inclusion in the Company's proxy statement for the Annual Meeting of Stockholders in 2002 must be received no later than March 27, 2002. If a stockholder intends to submit a proposal for consideration at the Annual Meeting in 2002 by means other than the inclusion of the proposal in the Company's proxy statement for such Meeting, the stockholder must notify the Company on or before June 13, 2002 of such intention or risk management exercising discretionary voting authority with respect to the management proxies to defeat such proposal when and if presented at the Meeting.

ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD, PLEASE SIGN, DATE AND RETURN THE ENCLOSED CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.

IF YOUR SHARES OF THE COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE RESOLUTION AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR SUCH SHARES IMMEDIATELY.

By Order of the Board of Directors

/s/ Robert W. Berend

Robert W. Berend

Secretary

September 10, 2001

Appendix A

Unaudited Financial Statements

LIFEPOINT, INC.
(a Development Stage Enterprise)
BALANCE SHEET
	June 30	March 31
	2001	2001
ASSETS

Current assets:
Cash and cash equivalents	$ 5,258,274	$6,227,894
Restricted cash - Series C proceeds	5,490,105	-
Prepaid expenses and other current assets	492,092	380,869
Total current assets	11,240,471	6,608,763
Property and equipment, net	2,369,536	2,110,612
Patents and other assets, net	601,358	346,755
	$14,211,365	$ 9,066,130
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 625,699	$ 721,332
Accrued expenses	426,843	439,455
Capital lease -short term	541,754	573,671
Total current liabilities	1,594,296	1,734,458

Capital lease - long term	567,119	641,560
Series C 10% Cumulative Convertible Preferred Stock, $.001	5,490,105	-
par value, 156,860 outstanding

Commitments and contingencies (Note 4)
Stockholders' equity:
Series B 20% Cumulative Convertible Preferred Stock, $.001
par value, 600,000 shares authorized, 75,000 and no shares
outstanding at March 31, 2001 and June 30, 2001, respectively.	-	75
Series C 10% Cumulative Convertible Preferred Stock, $.001
par value, 600,000 shares authorized, 156,860 and no shares
outstanding at June 30, 2001 and March 31, 2001, respectively	157	-
Common stock, $.001 par value; 50,000,000 shares authorized,
31,570,853 and 31,516,927 shares issued and outstanding at
June 30, 2001 and March 31, 2001, respectively	31,571	31,517
Additional paid-in capital	37,149,095	34,733,520
Note receivable- stockholders	(2,071,648)	(2,028,864)
Deficit accumulated in the development stage	(28,549,330)	(26,046,136)
Total stockholders' equity	6,559,845	6,690,112
	$14,211,365	$ 9,066,130

The accompanying notes are an integral part of the financial statements.

LIFEPOINT, INC.
(a Development Stage Enterprise)
STATEMENTS OF OPERATIONS
(Unaudited)
			Cumulative
	For the		From
	Three Months Ended		October 8, 1992
	June 30,		(Inception) to
	2001	2000	June 30, 2001

Revenues	$ -	$ -	$ -

Costs and Expenses:
General and Administrative Expenses	765,544	450,885	8,502,988
Research and Development	1,625,995	1,097,424	16,091,596
Depreciation and Amortization	108,000	45,000	1,382,207
Interest Expense - Parent	-	-	95,790
Management Fees - Parent	-	-	2,089,838

Total Costs and Expenses	2,499,539	1,593,309	28,162,419

Loss from Operations	(2,499,539)	(1,593,309)	(28,162,419)

Other Income/(Expense)
Interest income (expense) net	(3,655)	145,925	914,446
Loss on disposal of property and equipment			(212,501)
Loss on sale of marketable securities			(627,512)
Interest income - parent			102,167

Net Loss	$ (2,503,194)	$ (1,447,384)	$ (27,985,819)

Earnings per Common Share:
Weighted Average Common Shares
Outstanding	30,532,537	29,884,639

Net Loss Per Common Share	$ (0.08)	$ (0.05)

Earnings per Common Share, Assuming
Dilution:
Weighted Average Common Shares
Outstanding	30,532,537	29,884,639

Net Loss Per Common Share, Assuming
Dilution	$ (0.08)	$ (0.05)

The accompanying notes are an integral part of the financial statements.

	LIFEPOINT, INC.
	(a Development Stage Enterprise)
	STATEMENTS OF CASH FLOWS
	(Unaudited)		Cumulative From
			October 8, 1992
	Three Months Ended June 30		(Inception) to
	2001	2000	June 30, 2001

Operating Activities
Net loss	$ (2,503,194)	$ (1,447,384)	$ (27,985,819)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and amortization	108,000	45,000	1,382,207
Consulting expense	-	-	361,160
Loss on disposal of property and equipment	-	-	237,976
Loss on marketable securities	-	-	627,512
Amortization of bond discount	-	-	(4,855)
Changes in operating assets and liabilities:
Change in prepaid expenses and other
current assets	(111,223)	(17,476)	(367,691)
Change in other assets	(255,551)	(51,054)	(509,038)
Change in accounts payable	(95,633)	(89,969)	680,058
Change in accrued expenses	(12,612)	(11,552)	(96,528)
Net cash used by operating activities	(2,870,213)	(1,572,435)	(25,675,018)
Investing Activities
Sale of marketable securities	-	-	3,285,625
Purchase of marketable securities	-	-	(3,908,281)
Purchases of property and equipment	(365,976)	(124,424)	(1,770,177)
Proceeds from sale of property and equipment, net	-	-	80,828
Additional patent costs	-	(1,891)	(107,515)
Net cash provided (used) by investing activities	(365,976)	(126,315)	(2,419,520)
Financing Activities
Sales of common stock	-	-	20,446,226
Expenses of common stock offering	-	-	(2,286,292)
Gross sales of preferred stock	10,980,210	-	19,980,210
Series C restricted cash	(5,490,105)	-	(5,490,105)
Cancellation of preferred stock	(3,000,000)	-	(3,000,000)
Expenses of preferred stock offering	(164,801)	-	(903,252)
Exercise of stock options	2,623	14,760	152,119
Exercise of warrants	45,000	226,340	1,719,915
Payments of loan to parent	-	-	(1,917,057)
Proceeds of loan by parent	-	-	1,634,762
Proceeds of loan payable - parent	-	-	4,715,067
Payment of loan payable - parent	-	-	(1,299,782)
Proceeds of capital leases	-	-	101,572
Payments of capital leases	(106,358)	(21,777)	(500,571)
Proceeds of brokerage loan payable	-	-	2,674,683
Payments of brokerage loan payable	-	-	(2,674,683)
Net cash provided (used) by financing activities	2,266,569	219,323	33,352,812
Increase (decrease) in cash and cash equivalents	(969,620)	(1,479,427)	5,258,274
Cash and cash equivalents at beginning of period	6,227,894	9,483,624	-
Cash and cash equivalents at end of period	$ 5,258,274	$ 8,004,197	$ 5,258,274

The accompanying notes are an integral part of the financial statements.

LIFEPOINT, INC.
(a Development Stage Enterprise)
STATEMENTS OF CASH FLOWS
	(Unaudited)		Cumulative From
October 8, 1992
	Three Months Ended June 30		(Inception) to
	2001	2000	June 30, 2001
Supplemental Disclosure of
Cash Information:
Cash paid for interest	$ 39,150	$ 8,172	$ 337,157
Noncash operating activities:
Value of common stock for
consulting services	$ -	$ -	$ 203,340
Noncash investing activities:
Value of assets transferred to lessor
in lieu of payment on capital leases	$ -	$ -	$ 71,405
Noncash financing activities:
Value of common stock issued and
additional paid-in capital for the
transfer of assets from Parent	$ -	$ -	$ 781,060
Value of common stock issued to
Parent and additional paid-in capital
for the forgiveness of debt	$ -	$ -	$ 3,160,502
Value of common stock warrants issued
for consulting services	$ -	$ -	$ 187,500
Value of common stock issued and
additional paid-in capital issued as
dividends on preferred conversion	$ -	$ -	$ 552,110
Value of common stock warrants issued
for preferred stock offering	$ -	$ -	$ 133,559
Value of preferred stock converted to
common stock	$ -	$ -	$ 12,000
Value of common stock warrants converted
to common stock in exchange for note	$ -	$ -	$ 1,920,000
Value of common stock options converted
to common stock in exchange for note	$ 42,784	$ 24,435	$ 251,648
Value of common stock surrendered as
payment on note	$ -	$ -	$ 106,992

The accompanying notes are an integral part of the financial statements.

LIFEPOINT, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2001

(Unaudited)

NOTE 1 - Basis of Presentation

In the opinion of LifePoint, Inc. (the "Company"), the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments except as disclosed below) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. Results of operations for interim periods are not necessarily indicative of the results of operations for a full year due to external factors that are beyond the control of the Company. This Report should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 (the "Annual Report").

NOTE 2. - Continuing Operations and Liquidity

During the period from October 8, 1992 (inception) through June 30, 2001, the Company has realized no revenues and has accumulated losses of $27,985,819. Recovery of the Company's assets is dependent upon future events, including commercialization of the Company's product and ultimately achieving profitable operations. The outcome of these events is indeterminable.

On July 14, 1999 the Company entered into an equipment lease financing agreement for $300,000 with FirstCorp of Portland, Oregon, which is discussed further in Note 4 under the caption "Lease Commitments."

On August 28, 2000 the Company entered into a lease financing agreement with Finova Capital Corporation ("Finova") of Scottsdale, Arizona whereby Finova agreed to provide LifePoint with up to a $3,000,000 lease line for the purchase of equipment including up to $500,000 of leasehold improvements (at June 30, 2001, $1,250,000 had been drawn against the line). The master lease agreement provides for individual closing schedules of not less than $250,000 (up to three schedules may have an aggregate closing cost of not less than $100,000). Each closing schedule will be financed for 36 months at a rate equal to the current three-year U.S. Treasury Notes, but not less than 6.79%. At the end of each schedule, LifePoint will have the option to purchase all (but not less than all) of the equipment at 15% of the original equipment cost. Included in cash and cash equivalents is $900,000 of restricted cash the Company is required to maintain in accordance with the master lease agreement. Although the Company had met the requirements to have the restricted cash plus interest released by June 30, 2001, Finova has not complied with the request. The Company is in discussions with Finova to secure the return of the aforementioned deposit.

In June 2001, the Company realized approximately $11,000,000 in gross proceeds from the sale of 313.721 Units, each Unit consisting of 1,000 shares of the Series C Preferred Stock and a Common Stock purchase warrant to purchase 10,000 shares of the Common Stock. The Company had previously realized $3,000,000 in gross proceeds from the sale of 75,000 shares of the then designated Series B Preferred Stock; however, the $3,000,000 purchase price for these shares was applied to purchase Units and the shares of Series B Preferred Stock were cancelled and the related Common Stock purchase warrants surrendered. As a result, management believes that the net proceeds from the two offerings will be sufficient to enable the Company to reach the period when the Company can reasonably expect to achieve profitability. However, if there are delays in the Company meeting its timetable, the Company may require additional funding. In addition, because 50% of the proceeds from the offering are held in escrow (for a total of approximately $5.5 million included in restricted cash) against the achievement by the Company of certain designated milestones, the Company could have to refund some or all of these proceeds held in escrow.

As a safeguard should such possibility occur, the Company is seeking to sell, on or prior to mid-September, up to an additional 114 Units on the same basis as described in the preceding paragraph. The Company has already secured payment for 57 Units, issuance of which is pending a second close on the offering; therefore,

LIFEPOINT, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2001

(Unaudited)

(Continued)

NOTE 2. - Continuing Operations and Liquidity (continued)

the Company would realize additional gross proceeds of at least $2,000,000 should the additional Units be sold. However, until the Company closes on the sale of these additional Units, there is always the risk that the potential investors may not be receptive to making an investment in the Company and at the time management desires, especially because of the general decline in stock market prices which has occurred since the beginning of 2000 and continuing in the first and second quarters of calendar year 2001.

The Company has entered into a strategic partnering agreement with CMI, Inc. ("CMI") to distribute the Company's products exclusively to the law enforcement market. As part of this agreement, CMI will make payments of approximately $5 million to LifePoint over a two and one-half year period. Additionally, the Company continues to pursue additional strategic partnering in the industrial market and is in discussions with a large potential partner. Several other large corporations have also expressed their initial interest in partnering with the Company. Management anticipates that an additional partnering agreement may be completed.

Management believes that, with the net proceeds from the private placement and the strategic partnering fees described in the preceding paragraphs, the Company has sufficient funds to complete field trials and pilot studies, initiate marketing and reach profitability, expected to occur five quarters post product introduction. There can be no assurance that management's estimate as to costs and timing will be correct. Any delays may further increase the Company's costs.

NOTE 3 - Property and Equipment

Property and equipment is summarized as follows:

	June 30,	March 31,
	2001	2001
Furniture and Fixtures	$1,840,117	$1,483,892
Test Equipment	425,768	425,768
Leasehold Improvements	1,334,091	1,324,340
	3,599,976	3,234,000
Less: Accumulated Depreciation	1,230,440	1,123,388
	$2,369,536	$2,110,612

NOTE 4 - Commitments and Contingencies

Lease Commitments

LifePoint has entered into a lease agreement commencing October 1, 1997 and, extended by an amendment, terminating on June 30, 2004, for the research facilities in Rancho Cucamonga, California. In addition to rent of $72,000 per year for fiscal years through March 31, 2002, LifePoint will pay real estate taxes and other occupancy costs. The Company has an option to renew until June 30, 2005 so as to be consistent with the term of the lease described in the next paragraph.

LIFEPOINT, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2001

(Unaudited)

(Continued)

NOTE 4 - Commitments and Contingencies (continued)

Lease Commitments (continued)

On April 26, 2000, the Company entered into a lease agreement for administrative offices and a manufacturing facility commencing May 1, 2000, which terminates on July 31, 2005. In addition to rent of $226,000 per year, LifePoint will pay for real estate taxes and other occupancy costs. The Company may elect to terminate the lease at the end of four years and has the right to two 2-year renewal options. The lease also allows for rent abatement in three of the first twelve months as a tenant improvement allowance in addition to the $30,000 paid by the lessor.

The Company leases certain equipment under noncancelable lease arrangements. These capital leases expire on various dates through 2004 and may be renewed for up to 12 months. Furniture, fixtures and equipment includes assets acquired under capital leases of $1,503,400 as of June 30, 2001.

Significant Contracts

Since October 1997, the Company has been the exclusive licensee from the United States Navy (the "USN") to use the USN's flow immunosensor technology to test for drugs of abuse and anabolic steroids on urine samples. Prior thereto, LifePoint was a sublicensee for the same technology under a license granted by the USN to the then parent of the Company. The license agreement (the "License Agreement") expires February 23, 2010, when the USN patent expires, including any reissues, continuation or division thereof.

In April 1999, the Company and the USN completed negotiations for an expansion of the License Agreement. The new terms expand the field-of-use from drugs of abuse and anabolic steroids on urine samples to include all possible diagnostic uses for saliva and urine. The royalty rate payable to the USN is 3% on the technology-related portion of the disposable cassette sales and 1% on instrument sales. The minimum royalty payment for calendar year 2001 and 2000 is $50,000 and $100,000, respectively. Minimum royalty payments are $100,000 a year thereafter. No amounts were paid or due for the fiscal years ended March 31, 2000 and 1999.

NOTE 5 - Stockholders' Equity

On June 20, 2001, the Company sold, at $35,000 per Unit, to eleven investors (including three of the purchasers of shares of the Series B Preferred Stock) an aggregate of 228.007 Units, each Unit consisting of 1,000 shares of a newly-designated series of the Preferred Stock designated the Series C Convertible Preferred Stock (the "Series C Preferred Stock") and a Warrant expiring June 19, 2006 (i.e., the "Investor Warrant") to purchase 10,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), at $3.50 per share.

430,000 shares of the 3,000,000 authorized shares of the Company's Preferred Stock have been designated as the Series C Preferred Stock in order to cover not only the original sale by the Company, but also subsequent sales during the 90 days after the original issuance on June 20, 2001. On June 29, 2001, an additional 85.713 Units were sold to the Series B Preferred Stock investors as described above. Accordingly, as of June 30, 2001, there were outstanding an aggregate of 313,720 shares of the Series C Preferred Stock and Investor Warrants to purchase an aggregate of 3,137,200 shares.

LIFEPOINT, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2001

(Unaudited)

(Continued)

NOTE 5 - Stockholders' Equity (continued)

Pursuant to an escrow agreement, 50% of the proceeds, the shares of the Series C Preferred Stock and the Investor Warrants are held in escrow, to be released upon achievement by the Company of the following two milestones:

    (i) confirmation that the Company has sold at least an additional 57 Units for an aggregate of at least 371 Units, which has been completed, and (ii) receipt of validation from an independent third party, which is selected by 70% of the holders owning 42,857 shares or more of the Series C Preferred Stock, that the IMPACT Test System produces data and functions as expected to be outlined in a 510(k) application to be submitted to the FDA, both milestones to be achieved on or prior to December 31, 2001, and confirmation that the Company has received bona fide orders for the sale of the IMPACT Test System in an amount not less than $250,000 on or prior to March 31, 2002.

Any holder of the Series C Preferred Stock may, at any time, waive compliance with either milestone and receive a release from escrow. The second milestone does not become operational unless the first milestone is achieved or compliance therewith is waived by the holders whose securities are still held in escrow. Upon non-achievement of a milestone, a holder can request that its purchase price then held in escrow be refunded to the holder. In such event the related shares of the Series C Preferred Stock and Investor Warrant or Warrants would be cancelled.

During the quarter ended June 30, 2001, stock options were granted to fourteen employees to purchase 208,000 shares of the Common Stock at $3.85 per share. During the quarter ended June 30, 2001, annual option grants to purchase 40,000 shares of the Common Stock at prices ranging from $3.48 to $4.09 per share were granted to four continuing non-employee directors of the Company. As of June 30, 2001, there were outstanding, under the two stock option plans, stock options to purchase an aggregate of 2,089,562 shares held by a total of 43 employees, 2 Scientific Advisory Board members, 7 Substance Abuse Advisory Board members and 4 non-employee directors.

During the quarter ended June 30, 2001, the Company issued warrants to the Placement Agent and two firms as partial payment for services associated with the placement of shares of the Series C Preferred Stock. As of June 30, 2001, there were warrants outstanding to purchase 11,730,518 shares of the Company's stock, including the warrants issued as part of the Series C Preferred Stock offering which raised approximately $11 million gross proceeds for the Company.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

General

LifePoint, Inc. is a medical technology company that has designed, is manufacturing, and will shortly be marketing the Impact Test System - a rapid diagnostic testing, screening, and therapeutic drug monitoring device for use in the workplace, home health care, ambulances, pharmacies and law enforcement. LifePoint is focused on the commercialization of the flow immunosensor technology licensed from the USN. This patented technology, when used in conjunction with LifePoint's own patented and proprietary technologies using saliva as a non-invasive test specimen, has allowed for the development of a broadly applicable non-invasive, rapid, on-site diagnostic test system. The first product being commercialized is for the simultaneous detection of drugs of abuse and alcohol, estimated to be over a $1.6 billion market by 2002.

Liquidity and Capital Resources.

The Company is a development stage enterprise with no earnings history. Since its inception, the Company has devoted substantially all of its resources to research and development and has experienced an ongoing deficiency in working capital. The Company does not anticipate generating revenue from product sales until the end of the third quarter of 2001 at the earliest. There can be no assurance as to when the Company will achieve profitability, if at all.

Because the Company has not produced any revenues as a result of its being a development stage company, it has been dependent, since gaining its independence from SAT in October 1997, on the net proceeds derived from six private placements pursuant to Regulation D under the Securities Act to fund its operations. The succeeding three paragraphs describe the private placements in Fiscal 2000 and 2001.

On February 29 and March 14, 2000, the Company closed as to the sales at $5,000 per Unit of an aggregate of 1,840 units, each unit consisting of 2,500 shares of the Common Stock and an Investor Warrant expiring February 28 or March 13, 2005 to purchase 2,500 shares of the Common Stock at $3.00 per share. The Company realized $9,200,000 in gross proceeds. Finders' fees were paid to various consultants and bankers for their assistance in helping the Company to complete this private placement consisting of an aggregate of $604,706 in cash fees and Finder's Warrants expiring March 13, 2005 to purchase an aggregate of 273,075 shares of the Common Stock at $3.00 per share.

As a result of the $9,200,000 in gross proceeds realized in the Company's private placement closed in February and March 2000, management believed, as the Company had previously announced, that the Company had sufficient funds to complete the commercialization of its testing product and bring the same to market. This expectation has proven to be correct. However, as the Company had also previously reported, the Company also required additional funds to bridge the gap between the time the Impact Test System was first brought to market and the time the resultant revenues from sales of such product resulted in profitability. As reported in Item 1 to this Report, in June 2001, the Company realized approximately $11,000,000 in gross proceeds from the sale of 313.721 Units, each Unit consisting of 1,000 shares of the Series C Preferred Stock and a Series C Warrant to purchase 10,000 shares of the Common Stock. The Company had previously realized $3,000,000 in gross proceeds from the sale of 75,000 shares of the then designated Series B Preferred Stock; however, the $3,000,000 purchase price was used to purchase Units and the shares of the Series B Preferred Stock were cancelled and the Common Stock purchase warrants surrendered. As a result, management believes that the net proceeds from the two offerings will be sufficient to enable the Company to reach the period when the Company can reasonably expect to achieve profitability. However, if there are delays in the Company meeting its timetable, the Company may require additional funding. In addition, because 50% of the proceeds from the offering are held in escrow against the achievement by the Company of certain designated milestones, the Company could have to refund some or all of these proceeds held in escrow.

As a safeguard should such possibility occur, the Company is seeking to sell, on or prior to mid-September, up to an additional 114 Units on the same basis as described in the preceding paragraph. The Company has already secured payment for 57 Units, issuance of which is pending a second close on the offering. The Company would realize additional gross proceeds of at least $2,000,000 and up to $4,000,000 should additional Units be sold. However, until the Company closes the sales of these additional Units, there is always the risk that the potential investors may not be receptive to making an investment in the Company and at the time management desires, especially because of the general decline in stock market prices which has occurred since the beginning of 2000 and continuing in the first and second quarters of 2001.

Management believes that, with the net proceeds from the private placement described in the preceding paragraphs, the Company has sufficient funds to complete commercialization, generate field trials and pilot studies, initiate marketing and reach profitability, expected to occur five quarters post product introduction. There can be no assurance that management's estimate as to costs and timing will be correct. Any delays may further increase the Company's costs.

The Company has entered into a strategic partnering agreement with CMI, Inc. ("CMI") to distribute the Company's products exclusively to the law enforcement market. As part of this agreement, CMI will make payments of approximately $5 million to LifePoint over a two and one-half year period. Additionally, the Company continues to pursue additional strategic partnering in the industrial market and is in discussions with a large potential partner. Several other large corporations have also expressed their initial interest in partnering with the Company. Management anticipates that an additional partnering agreement may be completed.

Management has investigated the possibility of an underwritten public offering and has received expressions of interest from several well-known firms, but only on a post-revenue basis. However, because the market currently is not generally receptive to public offerings, there can be no assurance that stock market conditions later in 2001 or 2002 will be receptive to a public offering by the Company, especially in view of the volatility of the market generally in 2000 and the first two quarters of calendar year 2001. In addition, competitive conditions in the substance abuse testing industry at that time may make the Company less attractive to potential public investors. See the section "Competition" under the caption "Business" in the Annual Report.

There can be no assurance that the Company will be successful in securing additional financing, whether through a capital leasing firm, a strategic partner, a public offering or a private placement.

If all of the Common Stock Purchase Warrants to purchase an aggregate of 11,730,518 shares of the Common Stock which were outstanding on June 30, 2001 were subsequently exercised, the Company would realize up to $31,744,907 in gross proceeds. If all of the Options pursuant to the two Stock Option Plans to purchase an aggregate of 2,089,562 shares outstanding on June 30, 2001 were subsequently exercised, the Company would realize up to $5,996,363 in gross proceeds. However, there can be no certainty as to when or if any of these securities will be exercised, especially as to the Options and certain of the Warrants that were not all currently exercisable as of June 30, 2001. In addition, there may be cashless exercises with respect to certain of the Options and Warrants. Accordingly, management believes that the Company cannot rely on these exercises as a source of financing.

Results of Operations

Three Months Ended June 30, 2001 vs. Three Months ended March 31, 2001.

During the quarter ended June 30, 2001, the Company spent $1,625,995 on research and development and an additional $765,544 on selling, general and administrative expenses, as compared with $1,578,428 and $625,939, respectively, during the last fiscal quarter ended March 31, 2001. The increase of $47,167, or 3%, in research and development expenditures in 2001 is primarily attributable to increased costs for pilot manufacturing and initial costs associated with clinical trials for the IMPACT Test System™. General and administrative expenses increased $139,605, or 22%, as the Company gears up for its product launch in September with additional personnel hires in customer service, technical support, marketing and sales in addition to ad placements, and the development of marketing and sales materials.

Three Months Ended June 30, 2001 vs. June 30, 2000

During the quarter ended June 30, 2001, the Company spent $1,625,995 on research and development and an additional $765,544 on selling, general and administrative expenses, as compared with $1,097,424 and $450,885, respectively, during the quarter ended June 30, 2000. The increase of $528,571, or 48.2%, in research and development expenditures in 2001 is primarily attributable to the initiation of pilot manufacturing and clinical trials for the IMPACT Test System. General and administrative expenses increased $314,659, or 69.8%, as the Company prepares for product launch in September with additional personnel hires in customer service, technical support, marketing and sales in addition to ad placements, marketing and sales materials, and attendance at various tradeshows. The Company is also continuing its lobbying efforts through the presentation of technical papers and working with various governmental agencies to set standards for the approval of a saliva-based evidential instrument. Overall staffing for the quarter ended June 30, 2001 increased 82% in comparison to the same period in 2000.

From inception on October 8, 1992 to June 30, 2001, the Company has spent $16,091,596 on research and development and $8,502,988 on selling, general and administrative expenses. Management fees paid to SAT aggregated an additional $2,089,838 during such period.

Forward-Looking Statements

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risk and uncertainties. Such forward-looking statements reflect management's current views that the necessary financing will be available, when needed, to complete the research and development program, that the product will be commercialized at the contemplated cost and within the projected timetable, that, during the interim period before the Company begins marketing, competitors will not begin to market a competitive saliva-based testing product and that the other risks described in the Annual Report and other filings by the Company with the Securities and Exchange Commission will not materially adversely affect the Company's operations. Because there can be no assurance that management's expectations will be realized, actual results may differ.

Table of Contents

Page

Summary 1

Consenting Securities 4

Amendment to Certificate

of Designation 6

Security Ownership of Certain Beneficial

Owners and Management 14

The Consent Procedure 18 Consent Statement

Financial Statements 20

Miscellaneous 21

Appendix A - Unaudited Financial

Statements A-1

September __, 2001

LifePoint, Inc.

1205 South Dupont Street

Ontario, CA 91764

Consent of Stockholders to Action Without a Meeting

This Consent is Solicited on Behalf of the Board of Directors

Unless otherwise indicated below, the undersigned, a stockholder of record on September __, 2001 (the "Record Date"), of LifePoint, Inc. (the "Company"), hereby consents, pursuant to Section 228 of the General Corporation Law of the State of Delaware, with respect to all shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), held by the undersigned, to the following action without a meeting, without prior notice and without a vote:

THE COMPANY STRONGLY RECOMMENDS THAT YOU CONSENT TO THE FOLLOWING RESOLUTION AS MORE FULLY SET FORTH IN THE COMPANY'S CONSENT STATEMENT DATED SEPTEMBER __, 2001 (THE "CONSENT STATEMENT"):

RESOLVED, that the Amendment to the Certificate of Designation filed on June 20, 2001 relating to the Corporation's Series C Convertible Preferred Stock, $.001 par value, as such Amendment is more fully set forth in the Consent Statement, be, and the same hereby is, adopted and approved.

FOR AGAINST ABSTAIN

To consent, withhold consent or abstain from consenting to the Proposal set forth in this Consent, check the appropriate box. IF YOU SIGN THIS CONSENT CARD, BUT DO NOT INDICATE YOUR REQUESTED ACTION WITH RESPECT TO THE PROPOSAL BY CHECKING THE BOX, YOU WILL BE DEEMED TO HAVE GIVEN YOUR CONSENT. ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. THIS CONSENT MUST BE SIGNED AND DATED TO BE VALID AND SHOULD BE RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears to the left. When shares are held by joint tenants, please both sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in full partnership name by a duly authorized person.

____________________________________

Signature

____________________________________

Signature, if held jointly

Date: _________________________, 2001